Exhibit 10.1

August 23, 2018

Jeff Knudson

(via electronic delivery)

Dear Jeff,

We’re pleased to confirm our job offer for the role of Chief Financial Officer and are excited to welcome you to the At Home team.

Below are details regarding the compensation and benefits associated with your new role:

•                  Your annual base salary is $450,000.

•                  Eligibility to participate in our annual incentive program with a target award of 60% of your base compensation paid during the fiscal year.  Your target award may increase or decrease based on attainment of specified company performance results and will be prorated based on your time in the position for the fiscal year; provided however, your bonus payout for the fiscal year ending January 26, 2019 shall not be less than $180,000, subject to your continued employment through the date of payment thereof.

•                  An annual equity grant with a targeted Black Scholes value of $720,000 as of the date of grant delivered in the form of options (75%) and restricted stock units (25%) vesting ratably over 3 years and subject to the terms of the grant agreement.

•                  A one-time special equity grant with a targeted Black Scholes value of $1,750,000 as of the date of grant delivered in the form of options vesting over 4 years, with a 50% vest in years 3 and 4, and subject to the terms of the grant agreement.  The grant date, and date from which vesting commences, for the equity award set forth in this paragraph as well as the annual equity grant set forth in the preceding paragraph, shall be the first day of your employment with the company.  In addition, the grant price for all options shall be the NYSE closing price of the company’s stock on the first day of your employment.

•                  A relocation benefits in accordance with the company’s guidelines, subject to the execution of the Relocation Expense Reimbursement Agreement upon hire.

•                  A paid time off benefit of 240 hours annually subject to the use and scheduling guidelines and provisions of the policy. This benefit is accrued each pay period and automatically prorates in your first calendar year for time in role.  The full balance of your prorated accrual in your initial year of employment will be available for use upon hire and will reset annually in January.

•                  The foregoing provisions will be set forth in a written Employment Agreement, which will also include: a) severance, in the event the company terminates you without cause, in an amount equal to 12 months base salary, (b) provisions for non-competition/non-solicitation for a 12-month period following termination or resignation, and (c) other customary provisions for an executive’s employment with the company.

•                  Other benefit programs are available to all full-time salaried employees.  Details about these programs will be discussed at orientation and may be reviewed at www.athome.com/teammembers.

Of course, this offer is contingent upon all pre-employment screenings and final approval of our Compensation Committee.  Subsequently, it is an offer for employment-at-will which means that you have the right to terminate your employment at any time with or without reason and that At Home may also terminate your employment at any time with or without reason.   We will review the employee handbook with you at orientation to highlight company policies; however, you may also review the document at www.athome.com/teammembers.

We’re confident you’ll find that At Home offers you a great team environment, challenging work and an opportunity to learn and grow.  We look forward to having you join us on September 28, 2018.

Please confirm your acceptance of this offer by signing below, scanning and returning it via email to egalloway@athome.com.

If you have any questions, please do not hesitate to contact me at 972-265-1291 or via email at lbird@athome.com.

Sincerely,

/s/ LEWIS L. (LEE) BIRD III
Lewis L. (Lee) Bird III
Chairman and Chief Executive Officer

Agreed and accepted on	August 27, 2018	/s/ JEFFREY R. KNUDSON
	Date	Signature